UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2010

ACCESS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9314	83-0221517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Stemmons Freeway, Suite 176 Dallas, Texas	75207
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(214) 905-5100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 5, 2010, , Access Pharmaceuticals, Inc. (“Access”) entered into  that certain employment agreement with Dr. David Nowotnik, Senior Vice President, Research and Development (the “Executive”), pursuant to which Access and Dr. Nowotnik agreed to terms and conditions of Dr. Nowotnik’s continued employment with Access (the “Employment Agreement”).  Pursuant to the Employment Agreement, Dr. Nowotnik will serve for a one year term beginning on January 29, 2010 (the “Effective Date”) and ending on the first anniversary thereof (the “Expiration Date”) or such earlier date on which Executive’s employment terminates in accordance with the terms of the Employment Agreement.  The expiration date is automatically extended for additional one-year periods under certain circumstances as provided in the Employment Agreement.

Pursuant to the terms of the Employment Agreement, the Executive will receive a base salary of $290,000 per year and is eligible to receive annual bonus compensation up to 30% of Executive’s base compensation.  In addition, Access agreed to grant to Executive options to purchase 200,000 shares of Access’ common stock, par value $0.01 per share, which are exercisable at the closing price of Access’ common stock on the grant date and which vest ratably on the first, second and third anniversaries of the grant date pursuant to Access’ stock option plan.

Previously, Access had entered into a transition services agreement with Dr. Nowotnik, dated June 16, 2009, pursuant to which Dr. Nowotnik agreed to remain an executive of Access with significantly reduced cash compensation for a one-year period.  The terms and provisions of the Employment Agreement supersede entirely the terms and provisions of the Transition Services Agreement.

ITEM 1.02.  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

See Item 1.01 above.

 ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

 (c) Exhibits.

10.31	Employment Agreement by and between the Company and Dr. David Nowotnik, dated January 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS PHARMACEUTICALS, INC.

By:	/s/ Stephen B. Thompson

Stephen B. Thompson
Vice President, Chief Financial Officer

Date: February 8, 2010